Filed Pursuant to Rule 424(b)(2)
Registration No. 333-261476
The Bank of Nova Scotia
$9,515,000 Autocallable Notes
Linked to the S&P 500® Index Due November 27, 2026
The notes do not bear interest. The notes will mature on the maturity date (November 27, 2026) unless they are automatically called on any quarterly call observation date (commencing December 2, 2024). Your notes will be automatically called on a call observation date if the closing level of the S&P 500® Index (the reference asset) on such date is greater than or equal to the initial level of 4,559.34, resulting in a payment on the corresponding call payment date for each $1,000 principal amount of your notes equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. The call observation dates, call payment dates and applicable call premium amount for each call payment date are specified under “Summary” beginning on page P-3 this pricing supplement.
If your notes are not automatically called, the amount that you will be paid on your notes at maturity will be based on the performance of the reference asset as measured from the trade date (November 24, 2023) to and including the valuation date (November 24, 2026).
If the final level on the valuation date is equal to or greater than 90% of the initial level (the trigger level), the return on your notes will be positive and you will receive, for each $1,000 principal amount of your notes, the maximum payment amount of $1,238.50 for each $1,000 principal amount of your notes at maturity.
If the final level on the valuation date is less than the trigger level, the return on your notes will be negative and you may lose up to your entire principal amount. Specifically, you will lose 1% for every 1% negative percentage change in the level of the reference asset below the initial level. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.
The return on your notes is capped. If the notes are automatically called, the maximum payment you would receive for each $1,000 principal amount of your notes is equal to (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount. If your notes are not automatically called, the maximum payment you would receive on the maturity date for each $1,000 principal amount of your notes is the maximum payment amount.
If your notes are not automatically called on any call observation date, we will calculate the reference asset return, which is the percentage increase or decrease in the final level from the initial level, to determine your payment at maturity. At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:
●	if the final level is equal to or greater than the trigger level, the maximum payment amount; or
●	if the final level is less than the trigger level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the reference asset return.
Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-15 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus.
The initial estimated value of your notes at the time the terms of your notes were set on the trade date was $958.40 per $1,000 principal amount, which is less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-15 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Per Note	Total[1]
Original Issue Price	100.00%	$9,515,000.00
Underwriting commissions	3.00%	$285,450.00
Proceeds to The Bank of Nova Scotia	97.00%	$9,229,550.00
1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement, underlier supplement or product supplement. Any representation to the contrary is a criminal offense.
The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.
Pricing Supplement dated November 24, 2023

The Autocallable Notes Linked to the S&P 500® Index Due November 27, 2026 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.
The return on your notes will relate to the price return of the reference asset and will not include a total return or dividend component. The notes are derivative products based on the performance of the reference asset. The notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.
Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the notes from us for distribution to one or more registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of this pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.
Additional Information Regarding Estimated Value of the Notes
On the cover page of this pricing supplement, the Bank has provided the initial estimated value for the notes. The initial estimated value was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks” beginning on page P-15.
The economic terms of the notes (including the call premium amounts and maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, any underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes is greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.
The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would initially buy or sell notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) is equal to approximately SCUSA’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $31.60 per $1,000 principal amount).
Prior to February 24, 2024, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to SCUSA’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through February 23, 2024). On and after February 24, 2024, the price (not including SCUSA’s customary bid and ask spreads) at which SCUSA would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do), each based on SCUSA’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes” herein.
We urge you to read the “Additional Risks” beginning on page P-15 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.
Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP / ISIN:	06417YXC8 / US06417YXC82
Type of Notes:	Autocallable Notes
Reference Asset:	The S&P 500® Index (Bloomberg Ticker: SPX)
Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:
$1,000 per note; $9,515,000 in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of this pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	November 24, 2023
Original Issue Date:
December 1, 2023
Delivery of the notes will be made against payment therefor on the 5th business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:
November 24, 2026
The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day, the valuation date will be postponed in the same manner as if a market disruption event has occurred.

Maturity Date:
November 27, 2026, subject to adjustment due to a market disruption event, a non-trading day or a non-business day as described in more detail under “General Terms of the Notes — Maturity Date” in the accompanying product supplement

Call Observation Dates:	The dates specified in the table below.
	Call Observation Dates	Call Payment Dates	Call Premium Amount
	December 2, 2024	December 4, 2024	7.9500%
	February 24, 2025	February 26, 2025	9.9375%
	May 27, 2025	May 29, 2025	11.9250%
	August 25, 2025	August 27, 2025	13.9125%
	November 24, 2025	November 26, 2025	15.9000%
	February 24, 2026	February 26, 2026	17.8875%
	May 26, 2026	May 28, 2026	19.8750%
	August 24, 2026	August 26, 2026	21.8625%
A call observation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if a call observation date is not a trading day, such call observation date will be postponed in the same manner as if a market disruption event has occurred.

Call Payment Dates:
The dates specified as such in the table set forth under “— Call Observation Dates” above or, if any such day is not a business day, the next following business day. If a call observation date is postponed as described under “— Call Observation Dates” above, the related call payment date will also be postponed by the same number of trading days as that call observation date.

Principal at Risk:	You will lose all or a substantial portion of your investment at maturity if the notes are not automatically called and the final level is less than the trigger level
Purchase at amount other than principal amount:
The amount we will pay you upon an automatic call or at maturity will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date or, if the notes are automatically called, the applicable call payment date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. If you purchase your notes at a premium to the principal amount, if the notes are not automatically called and the final level is less than the trigger level, you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Similarly, if you purchase your notes at a premium to the principal amount, the payment at maturity if the notes are not automatically called, or the applicable call premium amount if the notes are automatically called, will permit a lower positive return than indicated below, relative to your initial investment. See “Additional Risks — Risks Relating to Estimated Value and Liquidity — If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” in this pricing supplement.

Fees and Expenses:
As part of the distribution of the notes, SCUSA or one of our other affiliates has agreed to sell the notes to certain unaffiliated securities dealers at the original issue price per note specified on the cover hereof less a concession of 3.00% of the principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth below under “Supplemental Plan of Distribution (Conflicts of Interest)”. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC (“GS&Co.”), who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.
These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” in this pricing supplement.

Automatic Call Feature:
If a redemption event occurs on any call observation date, then the notes will be automatically redeemed in whole and we will pay an amount in cash on the corresponding call payment date, for each $1,000 principal amount of the notes, equal to the sum of (i) $1,000 plus (ii) the product of $1,000 times the applicable call premium amount specified under “— Call Observation Dates” above. Following an automatic call, no further payments will be made on the notes.

Redemption Event:	A redemption event will occur if the closing level of the reference asset on any call observation date is equal to or greater than the initial level.
Call Premium Amount:	With respect to any call payment date, the applicable call premium amount specified in the table set forth under “― Call Observation Dates” above
Payment at Maturity:	If the notes are not automatically called, for each $1,000 principal amount of your notes, we will pay you on the maturity date an amount in cash equal to:

•     If the final level is equal to or greater than the trigger level, then the payment at maturity will equal the maximum payment amount; or
•     If the final level is less than the trigger level, then the payment at maturity will equal:
o    The principal amount + (principal amount × reference asset return)
In this case you will suffer a percentage loss on your principal amount equal to the negative reference asset return. Accordingly, you could lose up to 100% of your investment in the notes.

Closing Level:
As used herein, the “closing level” of the reference asset on any date will be determined based upon the closing level published on the Bloomberg Professional® service (“Bloomberg”) page “SPX <Index>” or any successor page on Bloomberg or any successor service, as applicable, on such date.
In certain special circumstances, the closing level will be determined by the calculation agent, in its discretion. See “—Call Observation Dates” above, “General Terms of the Notes—Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Each call observation date will be considered a “valuation date” in the accompanying product supplement.

Initial Level:	4,559.34, which was the closing level of the reference asset on the trade date
Trigger Level:	4,103.406, which is 90.00% of the initial level
Final Level:
The closing level of the reference asset on the valuation date. In certain special circumstances, the final level will be determined by the calculation agent, in its discretion. See “General Terms of the Notes—Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Maximum Payment Amount:	$1,238.50 for each $1,000 principal amount of your notes, which equals the principal amount × 123.850%
Reference Asset Return:
The reference asset return, expressed as a percentage, with respect to the payment at maturity, is calculated as follows:
final level – initial level
initial level
For the avoidance of doubt, the reference asset return may be a negative value.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:
The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:
The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company

Trading Day:
A day on which the respective principal securities markets for all of the stocks comprising the reference asset (the “reference asset constituent stocks”) are scheduled to be open for trading, the sponsor of the reference asset (the “sponsor”) is scheduled to be open for business and the reference asset is expected to be calculated and published by the sponsor

Business Day:	A day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law to close
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act
Investing in the notes involves significant risks. You may lose all or a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 29, 2021, as supplemented by the prospectus supplement dated December 29, 2021, the underlier supplement dated December 29, 2021 and the product supplement (Market-Linked Notes, Series A) dated December 29, 2021, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the underlier supplement; fourth, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.
This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).
Product Supplement (Market-Linked Notes, Series A) dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007899/bn56675857-424b2.htm
Underlier Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007901/bn56408660-424b2.htm
Prospectus Supplement dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
Prospectus dated December 29, 2021:
http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm

INVESTOR SUITABILITY

The notes may be suitable for you if:
•	You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
•	You can tolerate a loss of up to 100% of your investment
•
You are willing to make an investment that, if the notes are not automatically called and the final level of the reference asset is less than the trigger level, has the same downside market risk as that of a hypothetical investment in the reference asset or in the reference asset constituent stocks

•
You are willing to have your return limited by the automatic call feature and the applicable call premium amount if the closing level of the reference asset is equal to or greater than the initial level on one of the specified call observation dates

•
You believe that, if the notes are not automatically called prior to maturity, the final level of the reference asset will be equal to or greater than the trigger level, and you understand and accept that you will not participate in any increase in the level of the reference asset beyond a return represented by the maximum payment amount

•	You are willing to invest in the notes based on the call premium amounts and the maximum payment amount specified herein
•
You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference asset or in the price of the reference asset constituent stocks

•	You do not seek current income from your investment and are willing to forgo dividends paid on the reference asset constituent stocks
•
You are willing to invest in notes that may be subject to an automatic call and you are otherwise willing to hold the notes to maturity, a term of approximately 36 months, and accept that there may be little or no secondary market for the notes

•
You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:
•	You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing all or a substantial portion of your investment
•	You require an investment designed to guarantee a full return of principal at maturity
•	You cannot tolerate a loss of all or a substantial portion of your investment
•
You are unwilling to make an investment that, if the notes are not automatically called and the final level of the reference asset is less than the trigger level, has the same downside market risk as that of a hypothetical investment in the reference asset or in the reference asset constituent stocks

•
You believe that the closing level of the reference asset will be less than the initial level on each call observation date and the final level will be less than the trigger level on the valuation date

•	You are unwilling to have your return limited by the automatic call feature and the applicable call premium amount
•
You are unwilling or unable to accept that you will not participate in any increase in the level of the reference asset beyond the return represented by the applicable call premium amount (if the notes are called prior to maturity) or the maximum payment amount (if the notes are not automatically called prior to maturity)

•	You are unwilling to invest in the notes based on the call premium amounts or the maximum payment amount specified herein

•
You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the reference asset or in the price of the reference asset constituent stocks

•	You seek current income from your investment or prefer to receive dividends paid on the reference asset constituent stocks
•
You are unable or unwilling to invest in notes that may be subject to an automatic call or are unable or unwilling to hold the notes to maturity, a term of approximately 36 months, or you seek an investment for which there will be a secondary market

•	You are not willing to assume the credit risk of the Bank for all payments under the notes
The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement and the “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus for risks related to an investment in the notes.

HYPOTHETICAL EXAMPLES

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels and final levels of the reference asset on a call observation date and on the valuation date, respectively, could have on the amount payable upon an automatic call or the payment at maturity, as the case may be, assuming all other variables remain constant.
The examples below are based on a range of closing levels that are entirely hypothetical; the level of the reference asset on any day throughout the term of the notes, including the closing level on any call observation date or the final level on the valuation date, cannot be predicted. The reference asset has been highly volatile in the past, meaning that the level of the reference asset has changed considerably in relatively short periods, and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the call payment date upon an automatic call or the maturity date, as the case may be. If you sell your notes in a secondary market prior to an automatic call or the maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the reference asset and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by us) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Principal amount	$1,000
Call premium amount	the applicable call premium amount for each call payment date, as specified herein
Maximum payment amount	$1,238.50
Trigger level	90% of the initial level
Neither a market disruption event nor a non-trading day occurs on an originally scheduled call observation date or the originally scheduled valuation date
No change in or affecting any of the reference asset constituent stocks or the method by which the sponsor calculates the reference asset
Notes purchased on the original issue date at the principal amount and held to the maturity date or until automatically called on a call payment date.
The actual performance of the reference asset over the term of your notes, as well as the amount payable upon an automatic call or at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the reference asset shown elsewhere in this pricing supplement. For information about the historical levels of the reference asset, see “Information Regarding the Reference Asset — Historical Information” herein.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference asset constituent stocks.
Hypothetical Payment on a Call Payment Date
The examples below show hypothetical payments that we would pay on a call payment date with respect to each $1,000 principal amount of the notes if the closing level of the reference asset is greater than or equal to the initial level on the applicable call observation date. While there are eight potential call payment dates with respect to your notes, the examples below only illustrate the amount you will receive, if any, on the first and fifth call payment date.
If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of the reference asset is greater than or equal to the initial level), the amount that we would pay for each $1,000 principal amount of your notes on the corresponding call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the reference asset on the first call observation date were determined to be 115.000% of the initial level, your notes would be automatically called and the amount that we would pay on your notes on the corresponding call payment date would be 107.950% of the principal amount of your notes, or $1,079.50 for each $1,000 principal amount of your notes.
If the notes are not automatically called on any of the first four call observation dates but are automatically called on the fifth call observation date (i.e., on each of the first through fourth call observation dates the closing level of the reference asset is less than the initial level and on the fifth call observation date the closing level of the reference asset is greater than or equal to the initial level), the amount that we would pay for each $1,000 principal amount of your notes on the corresponding call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of the reference asset on the fifth call observation date were determined to be 125.000% of the initial level, your notes would be automatically called and the amount that we would pay on your notes on the corresponding call payment date would be 115.900% of the principal amount of your notes, or $1,159.00 for each $1,000.00 principal amount of your notes.
Hypothetical Payment at Maturity
If the notes are not automatically called on any call observation date (i.e., on each of the call observation dates the closing level of the reference asset is less than the initial level), the payment at maturity we would pay for each $1,000 principal amount of your notes will depend on the closing level of the reference asset on the valuation date as compared to the initial level (and whether the final level is less than the trigger level), as shown in the table below. The table below assumes that the notes have not been automatically called on any call observation date and reflects hypothetical payment at maturity that you could receive. The levels in the left column of the table below represent hypothetical final levels and are expressed as percentages of the initial level. The amounts in the right column of the table below represent the hypothetical payment at maturity, based on the corresponding hypothetical final level, and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final level and the assumptions noted above.
The Notes Have Not Been Automatically Called
Hypothetical Final Level (as Percentage of Initial Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	123.850%
140.000%	123.850%
130.000%	123.850%
123.850%	123.850%
120.000%	123.850%
110.000%	123.850%
100.000%	123.850%
95.000%	123.850%
90.000%	123.850%
89.000%	89.000%
80.000%	80.000%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called and the final level were determined to be 25.000% of the initial level, the payment at maturity that we would pay on your notes at maturity would be 25.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final level were determined to be 0.000% of the initial level, you would lose 100.000% of your investment in the notes. In addition, if the final level were determined to be 150.000% of the initial level, the payment at maturity that we would pay on your notes would be limited to the maximum payment amount, or 123.850% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to maturity, you would not benefit from any increase in the level of the reference asset beyond a return represented by the maximum payment amount.
Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.
The amounts payable on the notes upon an automatic call or at maturity shown above are entirely hypothetical; they are based on hypothetical levels of the reference asset that may not be achieved on a call observation date or on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments upon an automatic call or at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments upon an automatic call or at maturity on the notes held to a call payment date or the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” in this pricing supplement.
Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the reference asset on a call observation date or the valuation date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of the reference asset and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive, if any, upon an automatic call or at maturity and the rate of return on the notes will depend on the actual closing level of the reference asset on any call observation date and the actual final level, as applicable, each of  which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on a call payment date or on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.
You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, underlier supplement and product supplement.
Risks Relating to Return Characteristics
Risk of loss at maturity
You may lose up to your entire investment in the notes. If the notes are not automatically called, the payment at maturity, if any, depends on the final level of the reference asset. The Bank will only repay you the full principal amount of your notes if the final level of the reference asset is equal to or greater than the trigger level (and therefore the reference asset return is equal to or greater than -10.00%). If the final level is less than the trigger level (and therefore the reference asset return is negative and less than -10.00%), you will have a loss for each $1,000 principal amount of your notes equal to the product of the reference asset return times $1,000. Specifically, you will lose 1% for every 1% that the final level is less than the initial level. Accordingly, if the notes are not automatically called and the final level is less than the trigger level, the notes will have the same downside market risk as that of a hypothetical investment in the reference asset or in the reference asset constituent stocks. You may lose up to 100% of your investment in the notes.
The return on your notes may change significantly despite only a small difference in the degree of change in the level of the reference asset
If your notes are not automatically called and the final level is less than the trigger level, you will receive less than the principal amount of your notes and you will lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final level to the trigger level will result in positive return on the notes represented by the maximum payment amount, a decrease in the final level to only slightly less than the trigger level will result in a loss of a significant portion of the principal amount of the notes despite only a small relative difference in the degree of change in the level of the reference asset.
The amount you will receive upon an automatic call or on the maturity date, as applicable, will be capped
Regardless of the closing level of the reference asset on any call observation date, the amount you may receive upon an automatic call is capped. Even if the closing level of the reference asset on a call observation date is equal to or greater than the initial level, causing the notes to be automatically called, the amount you will receive on the applicable call payment date will be limited by the applicable call premium amount, and you will not benefit from any increase in the level of the reference asset beyond the return represented by the applicable call premium, which may be significant. In addition, if the notes are not automatically called and the final level is equal to or greater than the trigger level, the payment at maturity will be limited to the maximum payment amount.
For the reasons described above, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the reference asset.
Your notes are subject to automatic redemption
We will automatically redeem all, but not part, of your notes on a call payment date if the closing level of the reference asset on the corresponding call observation date is greater than or equal to the initial level. Therefore, the term for your notes may be reduced to as short as approximately 53 weeks after the trade date. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The ability to receive a call premium amount or the maximum payment amount applies only on the corresponding call payment date or the maturity date
You should be willing to hold your notes to an automatic call or the maturity date. If you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, the price you receive will likely not reflect the full economic value of the applicable call premium amount or the maximum payment amount and any return on the notes may be less than such call premium amount or the maximum payment amount specified herein, even if the amount you receive is greater than the principal amount. You can receive the full benefit of a call premium amount or the maximum payment amount only if you hold your notes to an automatic call or the maturity date, as applicable, and the closing level of the reference asset on the applicable call observation date or the valuation date, as the case may be, satisfies the conditions specified elsewhere herein.
Additionally, if you are able to sell your notes prior to an automatic call or the maturity date in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the reference asset at such time is equal to or greater than the trigger level.
The amount you will receive on a call payment date or on the maturity date is not linked to the closing level of the reference asset at any time other than on the applicable call observation date or the valuation date, as the case may be (except in the case of tax redemptions)
The amount you will receive on a call payment date, if any, will be paid only if the closing level of the reference asset on the applicable call observation date is greater than or equal to the initial level. Therefore, the closing level of the reference asset on dates other than the applicable call observation date will have no effect on any amount paid in respect of your notes on the applicable call payment date. If the notes are not automatically called, the payment at maturity, if any, will be based on the final level, which will be the closing level of the reference asset on the valuation date, as compared to the initial level (and whether the final level is less than the trigger level). Therefore, for example, if the level of the reference asset drops on the valuation date, the payment at maturity for the notes may be significantly less than it would otherwise have been had such payment been linked to the level of the reference asset at any time prior to such drop.
Although the actual closing level of the reference asset on the call payment dates, maturity date or at other times during the term of the notes may be higher than the closing level of the reference asset on the call observation dates or the valuation date, you will not benefit from the closing levels of the reference asset at any time other than on the call observation dates or the valuation date, as the case may be (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).
The notes differ from conventional debt instruments
The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.
No interest
The notes do not bear interest and, accordingly, you will not receive any interest payments on the notes.
Holding the notes is not the same as holding the reference asset constituent stocks
Holding the notes is not the same as holding the reference asset constituent stocks. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the reference asset constituent stocks would enjoy. Further, the return on your notes may not reflect the return you would realize if you actually owned the reference asset constituent stocks. For instance, your potential return on the notes is limited by the applicable call premium amount if the notes are automatically called on a call observation date and the maximum payment amount on the maturity date if the notes are not automatically called. You will not participate in any appreciation of the reference asset or the reference asset constituent stocks beyond the return represented by the applicable call premium amount or maximum payment amount, if and as applicable.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected
Neither the payment upon an automatic call nor the payment at maturity will be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the call payment date upon an automatic call or the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the call payment date upon an automatic call or the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the call premium amounts and the payment at maturity on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the amount you receive on a call payment date or on the maturity date will permit a lower return than indicated relative to your initial investment.
Risks Relating to Characteristics of the Reference Asset
The notes are subject to market risk
The return on the notes is directly linked to the performance of the reference asset and indirectly linked to the performance of the reference asset constituent stocks, and the extent to which the reference asset return is positive or negative. The level of the reference asset can rise or fall sharply due to factors specific to the reference asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic, political and other conditions. In recent years, the COVID-19 pandemic has caused volatility in the global financial markets and a slowdown in the global economy. COVID-19 or any other communicable disease or infection may adversely affect the issuers of the reference asset constituent stocks and, therefore, the reference asset.
There is no assurance that the investment view implicit in the notes will be successful
It is impossible to predict with certainty whether and the extent to which the level of the reference asset will rise or fall. There can be no assurance that the level of the reference asset will be equal to or greater than the initial level on a call observation date or that the final level will be equal to or greater than the trigger level. The level of the reference asset may be influenced by complex and interrelated political, economic, financial and other factors that affect the level of the reference asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the reference asset constituent stocks in particular, and the risk of losing a significant portion or all of your investment in the notes.
Furthermore, we cannot give you any assurance that the future performance of the reference asset or the reference asset constituent stocks will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the reference asset or the reference asset constituent stocks would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Reference Asset” in this pricing supplement for further information regarding the historical performance of the reference asset.
The reference asset reflects price return only and not total return
The return on your notes is based on the performance of the reference asset, which reflects the changes in the market prices of the reference asset constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the reference asset constituent stocks. The return on your notes will not include such a total return feature or dividend component.

Investors should investigate the reference asset and the reference asset constituent stocks as if making a hypothetical direct investment in the reference asset constituent stocks
Investors should conduct their own diligence of the reference asset and reference asset constituent stocks as an investor would if it were making a hypothetical direct investment in the reference asset constituent stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the reference asset or the reference asset constituent stocks could affect whether the notes are automatically called or the payment at maturity, as applicable. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks.
There is no assurance as to the performance of the reference asset or the reference asset constituent stocks; past performance of the reference asset or the reference asset constituent stocks should not be taken as an indication of the future performance of the reference asset or the reference asset constituent stocks
The notes are linked directly to the level of the reference asset and indirectly to the levels of the reference asset constituent stocks, which are speculative and involve a high degree of risk. None of the Bank, the calculation agent, SCUSA or any other affiliate of the Bank gives any assurance as to the performance of the reference asset or the reference asset constituent stocks. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the performance of the reference asset or the reference asset constituent stocks. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past performance of the reference asset and the reference asset constituent stocks should not be taken as a guarantee or assurance of the future performance of the reference asset or the reference asset constituent stocks, and it is impossible to predict whether the level of the reference asset or the reference asset constituent stocks will rise or fall during the term of the notes.
Changes affecting the reference asset could have an adverse effect on the market value of, and return on, the notes
The policies of the sponsor (as defined under “Information Regarding the Reference Asset”) concerning additions, deletions and substitutions of the reference asset constituent stocks and the manner in which the sponsor takes account of certain changes affecting those reference asset constituent stocks may adversely affect the level of the reference asset. The policies of the sponsor with respect to the calculation of the reference asset could also adversely affect the level of the reference asset. The sponsor may discontinue or suspend calculation or dissemination of the reference asset. Any such actions could have a material adverse effect on the market value of, and return on, the notes.
The Bank cannot control actions by the sponsor and the sponsor has no obligation to consider your interests
The Bank and its affiliates are not affiliated with the sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the reference asset. The sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.
Risks Relating to Estimated Value and Liquidity
The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes were set on the trade date) is lower than the original issue price of the notes
The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes exceeds the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, as well as hedging its obligations under the notes with a third party. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower.

Neither the Bank’s nor SCUSA’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities
The Bank’s initial estimated value of the notes and SCUSA’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.
The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including SCUSA’s) estimates
The Bank’s initial estimated value of the notes was determined by reference to its internal pricing models when the terms of the notes were set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
If the levels of the reference asset or the reference asset constituent stocks change, the market value of your notes may not change in the same manner
Your notes may trade quite differently from the performance of the reference asset or the reference asset constituent stocks. Changes in the levels of the reference asset or the reference asset constituent stocks may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
The price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your notes
SCUSA’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which SCUSA would initially buy or sell your notes in the secondary market (if SCUSA makes a market, which it is not obligated to do) exceeds SCUSA’s estimated value of your notes at the time of pricing. As agreed by SCUSA and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if SCUSA buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If SCUSA calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which SCUSA would buy or sell your notes (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

SCUSA’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to SCUSA’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.
In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the notes, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that SCUSA makes a market in the notes, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).
Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.
There is no assurance that SCUSA or any other party will be willing to purchase your notes at any price and, in this regard, SCUSA is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.
The market value of the notes may be influenced by many unpredictable factors
When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before an automatic call or the maturity date, as applicable. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:
•	the level of the reference asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the reference asset;
•	the dividend rates of the reference asset constituent stocks;
•
economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the levels of the reference asset constituent stocks and the closing level of the reference asset;

•	interest rate and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors may influence the market value of your notes if you sell your notes before an automatic call or maturity, as applicable, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to an automatic call or maturity, as applicable, you may receive less than the principal amount of your notes. You cannot predict the future performance of the reference asset based on its historical performance.
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased
The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference asset over the full term of the notes, (ii) volatility of the level of the reference asset and the market’s perception of future volatility of the level of the reference asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. In particular, because the provisions of the notes relating to the automatic call feature and the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the reference asset and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.
See “— The market value of the notes may be influenced by many unpredictable factors” herein.
The notes lack liquidity
The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA and any other affiliates of the Bank may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA is willing to purchase the notes from you. If at any time SCUSA does not make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.
Risks Relating to Hedging Activities and Conflicts of Interest
Hedging activities by the Bank and SCUSA may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes
The Bank, SCUSA or one or more of our other affiliates has hedged or expects to hedge the obligations under the notes by purchasing futures and/or other instruments linked to the reference asset. The Bank, SCUSA or one or more of our other affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the reference asset and/or one or more of the reference asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.
The Bank, SCUSA or one or more of our other affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked notes whose returns are linked to changes in the level or price of the reference asset or the reference asset constituent stocks. Any of these hedging activities may adversely affect the level of the reference asset—directly or indirectly by affecting the price of the reference asset constituent stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes. Furthermore, if the dealer from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to any compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, SCUSA or any of our other affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. None of the Bank, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and the Bank, SCUSA or any of our other affiliates may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.
The Bank, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the issuers of the reference asset constituent stocks and the market activities by the Bank, SCUSA or our other affiliates for our own account or for our clients could negatively impact investors in the notes
We, SCUSA and our other affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, SCUSA and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the reference asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the reference asset and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the reference asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the reference asset and the market for your notes, and you should expect that our interests and those of SCUSA and/or our other affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.
You should expect that we, SCUSA and our other affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, SCUSA or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.
We, SCUSA and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the reference asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, SCUSA and our other affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.
Other investors in the notes may not have the same interests as you
The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA or our other affiliates regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders. Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the reference asset.
There is no affiliation between the issuers of any reference asset constituent stock or the sponsor and us or SCUSA
The Bank, SCUSA and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the reference asset constituent stocks or the sponsor. None of the Bank, SCUSA or any of our other affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the reference asset or the reference asset constituent stocks. You should make your own investigation into the reference asset and the issuers of the reference asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the reference asset.
There are potential conflicts of interest between you and the calculation agent
Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the level of the reference asset and the value of, and return on, the notes.
The calculation agent can postpone a call observation date or the valuation date for the notes if a market disruption event with respect to the reference asset occurs
If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be a call observation date or the valuation date, a market disruption event with respect to the reference asset has occurred or is continuing for the reference asset, such call observation date or the valuation date, as applicable, will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although such call observation date or the valuation date, as applicable, will not be postponed by more than eight trading days. Moreover, if a call observation date or the valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the call observation date or the valuation date, as applicable, and the calculation agent will determine the applicable closing level or the final level that must be used to determine whether the notes are subject to an automatic call or the payment at maturity, as applicable. See “— Call Observation Dates” herein, and “General Terms of the Notes—Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index;

Alternative Calculation Methodology” and “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.
Risks Relating to General Credit Characteristics
Your investment is subject to the credit risk of the Bank
The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment upon an automatic call or the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to an automatic call or maturity, you may receive substantially less than the principal amount of your notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Uncertain tax treatment
Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.
General Risk Factors
We may sell an additional aggregate principal amount of the notes at a different issue price
We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

INFORMATION REGARDING THE REFERENCE ASSET

The S&P 500® Index
We have derived all information contained herein regarding the reference asset, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (the “sponsor”), and/or its affiliates.
The reference asset includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. Please see “Indices—The S&P 500® Index” in the accompanying underlier supplement for additional information regarding the reference asset, the sponsor and our license agreement with respect to the reference asset. Additional information regarding the reference asset, including its sectors, sector weightings and top constituents, may be available on the sponsor’s website.
Historical Information
We obtained the information regarding the historical performance of the reference asset in the graph below from Bloomberg, without independent review or verification. The graph below illustrates the performance of the reference asset from January 1, 2013 through November 24, 2023. The closing level of the reference asset on November 24, 2023 was 4,559.34.
Past performance of the reference asset is not indicative of the future performance of the reference asset. No assurance can be given as to the closing level of the reference asset on any call observation date or the valuation date, and we cannot give you any assurance that the performance of the reference asset will result in a positive return on your investment.

Historical Performance of the S&P 500® Index

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, has agreed to purchase the notes at the principal amount and, as part of the distribution of the notes, has agreed to sell the notes to certain unaffiliated securities dealers at the original issue price specified on the cover hereof less a concession of 3.00% of the principal amount. In addition, SCUSA and our other affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.
The price at which you purchase the notes includes costs that the Bank, SCUSA or our other affiliates expect to incur and profits that the Bank, SCUSA and our other affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. We or one of our affiliates will also pay a fee to SIMON Markets LLC, a broker-dealer in which an affiliate of GS&Co., who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.
Conflicts of Interest
SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
SCUSA and our other affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA and our other affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, SCUSA and our other affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA and our other affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors
The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which the Bank is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.
U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the reference asset. If your notes are so treated, you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
Although uncertain, it is possible that the call settlement amount, or proceeds received from the taxable disposition of your notes prior to the call payment date that could be attributed to the expected call settlement amount, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from a taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether the issuer of any reference asset constituent stock would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition (including cash settlement) of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on the nature of the reference asset and our determination that the notes are not “delta-one” with respect to the reference asset or any reference asset constituent stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the reference asset, any reference asset constituent stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the reference asset, any reference asset constituent stocks or the notes. If you enter, or have entered, into other transactions in respect of the reference asset, any reference asset constituent stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank).

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the Bank, when the notes offered by this pricing supplement have been executed and issued by the Bank and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the Bank, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.
In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to the Bank’s Form F-3/A filed with the SEC on December 27, 2021.